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                                                                   EXHIBIT n.3.a


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
Allied Capital Corporation:


We have audited the senior securities table of Allied Capital Corporation as of December 31, 2002 included on pages 45 through 48 of the registration statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the securities table is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall schedule presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the senior securities table referred to above presents fairly, in all material respects, the senior securities of Allied Capital Corporation as of December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP

Washington, D.C.
February 11, 2003